Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	MEDIA	Jim Sabourin	423 294 6300

	INVESTORS	Thomas A.H. White	423 294 8996
		Matt Barnett	423 294 7498

Unum Announces Leadership Transition

CFO Richard McKenney Named President and Appointed to Board of Directors Effective April 1, 2015;
Will Succeed Thomas Watjen as CEO Effective at 2015 Annual Meeting

President and CEO of Closed Block Operations Jack McGarry to Succeed McKenney as CFO

Watjen to be Named Chairman; Chairman William Ryan to Become Lead Independent Director

CHATTANOOGA, Tenn. (Feb. 3, 2015) – Unum Group (NYSE:UNM) today announced that Chief Financial Officer Richard McKenney has been named the Company’s next Chief Executive Officer, succeeding Thomas Watjen, who has informed the Board of his decision to retire from his executive position at Unum’s 2015 Annual Meeting after 12 years as CEO.

Effective April 1, 2015, McKenney, 46, will become President and be appointed to the Unum Board of Directors. Effective at the Company’s 2015 Annual Meeting, to be held in May, McKenney will succeed Watjen, 60, as Chief Executive Officer. Jack McGarry, 56, currently President and CEO of Closed Block Operations, will succeed McKenney as the Company’s CFO on April 1.

Watjen, who joined the Company in 1994 and has served as CEO since 2003, intends to remain a director of the Company through the 2017 Annual Meeting. The Board intends to name Watjen as Non-Executive Chairman as of the 2015 Annual Meeting and William Ryan, 71, the Company’s current Chairman, will serve as Lead Independent Director until his retirement at age 72 in 2016.

Unum’s Board and senior management team have for many years been committed to a rigorous leadership development and succession planning process, designed to ensure management continuity while maintaining solid company performance. Today’s announcement follows a series of executive-level appointments over the past three years, during which the company has continued to generate consistently strong operating results and financial returns.

Mr. Ryan said, “Since joining Unum over five years ago, Rick has demonstrated strong leadership and been a big part of the Company’s success. Rick has the right skills and experience to build on Tom’s accomplishments and leverage Unum’s unique market position. The Board has planned carefully for this leadership succession and we are confident that Rick’s deep understanding of the Company, and his excellent leadership ability, will position Unum to continue producing strong returns for shareholders. We are also highly confident in Jack’s ability to move into the CFO position. He has played a key role in the Company’s operational and financial management and we look forward to his continued contributions.”

Mr. Ryan continued, “On behalf of the Board, I want to thank Tom for his extraordinary service to Unum over his long tenure. His strategic insight and commitment to excellence has not only produced steadily improving operating results and shareholder returns under challenging conditions, but also built Unum into a clear industry leader that is well positioned strategically and financially to capitalize on favorable market dynamics in the years ahead. We are thankful that Unum will continue to benefit from Tom’s expertise in his new role as Chairman, which will ensure that we have continuity at both the Board and management levels.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Mr. McKenney said, “I am honored to have the opportunity to serve as Unum’s next CEO, and excited to lead our efforts to build on the foundation Tom and the entire executive team have put in place. Unum is well positioned to capitalize on positive trends in our markets, including strong sales momentum, accelerating premium growth and solid operating margins across the Company. I look forward to working closely with Jack McGarry in his new role as CFO, as well as all of our deep and talented executive team and the thousands of hard-working Unum employees as we strive to take the right steps to build value for our shareholders, customers and employees.”

Mr. Watjen said, “It has been a privilege to lead this great Company for nearly 12 years, and believe the steps we have taken to secure management continuity and an orderly leadership transition will help ensure Unum can continue to produce outstanding results well into the future. I am delighted that the Board has selected Rick McKenney to succeed me. Rick has played a key leadership role at Unum since he joined the Company in 2009, and I have tremendous confidence that the Company will continue to thrive under Rick’s leadership. I look forward to continuing to serve the Company in my future role as Chairman, and want to thank Bill Ryan and the entire Board for their ongoing efforts on behalf of Unum’s shareholders.”

Richard McKenney Biography
Richard (Rick) McKenney is executive vice president and chief financial officer for Unum Group, one of the world’s leading providers of workplace financial protection benefits. As CFO, McKenney is responsible for overall financial management of the company, including financial reporting, treasury and capital management, strategic planning and M&A, investments, financial planning, investor relations and enterprise risk management.

He also chairs Unum’s Operating Committee, which oversees the company’s business operations throughout the U.S. and U.K. Prior to joining Unum in 2009, McKenney was executive vice president and chief financial officer of Sun Life Financial, Inc., an international financial services company based in Toronto. In 2004 he became CFO of Genworth Financial as part of the team that launched its initial public offering from GE. McKenney began his career at GE, transitioning in his roles from manufacturing to financial leadership. He joined GE Financial Assurance in 1996 and became their CFO in 2002.

McKenney graduated summa cum laude from Tufts University with a bachelor’s degree in mechanical engineering. He and his wife, Pam, have three children and reside in Chattanooga, Tennessee.

John McGarry Biography
John (Jack) McGarry is president and CEO of Closed Block Operations for Unum Group, one of the world’s leading providers of workplace financial protection benefits. The Closed Block comprises the company’s individual disability and long-term care legacy business and accounts for more than 30 percent of Unum’s capital.

As CEO of the Closed Block, McGarry has built a strong management team, re-engineered the financial management strategy for the block and improved Unum’s long-term care rate increase effectiveness.

An actuary by profession, McGarry is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He has led the Closed Block since 2012 when he returned to the U.S. after more than two years as president and CEO of Unum UK. Previously, McGarry was head of Risk Management for Unum US, where he oversaw claims management activities for the company’s U.S. operations.

McGarry graduated magna cum laude from the University of Vermont in 1980 with a bachelor’s degree in mathematics.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.5 billion in 2014, and provided $6.7 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, twitter.com/unumnews and www.linkedin.com/company/unum

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.